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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of this 13th day of July, 1998, is entered into by and among Resource America, Inc., a Delaware corporation ("RAI"), Atlas America, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of RAI ("AAI"), The Atlas Group, Inc., a Pennsylvania corporation ("Atlas") and the shareholders of Atlas as set forth on Exhibit "A" hereto (the "Principal Shareholders").

                                   WITNESSETH:

         WHEREAS, Atlas is a Pennsylvania based company engaged through its subsidiaries and other affiliates in the provision of investment programs in energy, the management of energy assets for its own accounts and for investors and in the acquisition, exploitation, exploration, development, production, transportation and marketing of natural gas and oil; and

         WHEREAS, RAI, AAI, Atlas and the Principal Shareholders of Atlas desire to have Atlas merge into AAI on the terms and conditions herein set forth, whereby Atlas will become a wholly-owned subsidiary of RAI (the "Merger").

         NOW, THEREFORE, for the purpose of consummating the above transaction and in consideration of the promises and mutual covenants herein contained, and intending to be legally bound, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         As used in this Agreement, capitalized terms shall have the meanings specified in the text hereof or on Annex I hereto (which is incorporated herein by reference), which meanings shall be applicable to both the singular and plural forms of the terms defined.

                                    ARTICLE 2

                                   THE MERGER

         2.1 Effective Date of the Merger. Subject to the provisions of this Agreement, a Certificate of Merger (the "Certificate of Merger") in such form as required by the relevant provisions of the Pennsylvania Business Corporation Law (the "BCL") shall be duly prepared, executed and acknowledged by each of the parties hereto and thereafter delivered to the Secretary of State of the Commonwealth of Pennsylvania for filing, as provided in the BCL, on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the Commonwealth of Pennsylvania or on such date thereafter as is provided in the Certificate of Merger (the "Effective Date").




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         2.2 Closing. The closing of the Merger (the "Closing") will take place at the offices of Ledgewood Law Firm, P.C., 1521 Locust Street, 8th Floor, Philadelphia, PA at 10:00 a.m., prevailing time, on (i) the later of (A) September 30, 1998 and (B) the first Business Day after the last of the conditions set forth in Article 7 is satisfied or waived, or (ii) on such other date as is specified by AAI and Atlas after all of the conditions to the Merger set forth in Article 7 have been satisfied or waived, subject to the rights of termination and abandonment hereinafter set forth (the "Closing Date"). It is anticipated that the Closing Date and the Effective Date will be the same.

         2.3      Effects of the Merger.

                  (a) On the Effective Date (i) the separate existence of Atlas shall cease and Atlas shall be merged with and into AAI, (ii) the certificate of incorporation of AAI shall be the certificate of incorporation of Atlas after the merger (sometimes referred to herein as the "Continuing Corporation"), (iii) the bylaws of AAI as in effect immediately prior to the Effective Date shall be the bylaws of the Continuing Corporation, (iv) the directors of AAI at the Effective Date, together with James O'Mara, Bruce Wolf and Tony Banks shall be the directors of the Continuing Corporation and hold office as provided in the bylaws of the Continuing Corporation; and (v) the officers of Atlas at the Effective Date shall be the officers of the Continuing Corporation, provided that the directors may elect such other officers as deemed appropriate.

                  (b) At and after the Effective Date, the Continuing Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of AAI and Atlas; and all singular rights, privileges, powers and franchises of each of AAI and Atlas, and all property, real, personal and mixed, and all debts due to either of AAI and Atlas on whatever account and all other things in action or belonging to each of AAI and Atlas, shall be vested in the Continuing Corporation; and the title to any real estate vested by deed or otherwise, in either of AAI and Atlas, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of AAI and Atlas shall be preserved unimpaired, and all debts, liabilities and duties of AAI and Atlas shall thereafter attach to the Continuing Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

                                    ARTICLE 3

                              MERGER CONSIDERATION

         3.1 Outstanding AAI Common Stock. The shares of AAI capital stock issued and outstanding immediately prior to the Merger shall, by virtue of and after the Merger, remain issued and outstanding shares of the capital stock of the Continuing Corporation.

         3.2 Outstanding RAI Common Stock. The shares of common stock, par value $.01 per share, of RAI ("RAI Common Stock") issued and outstanding immediately prior to the Merger shall, on and after the Merger, remain issued and outstanding shares of RAI Common Stock.

         3.3  Outstanding  Atlas Common Stock.  The shares of Atlas Common Stock
issued  and   outstanding   and  owned  by  the   shareholders   of  Atlas  (the
"Shareholders") immediately

                                        2

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prior to the Merger shall (such holdings on such date will be as set forth on
Exhibit "B" hereto), by virtue of the Merger, automatically and without any action on the part of any holder thereof, become and be converted into that number of shares of RAI Common Stock calculated by multiplying the number of such shares of Atlas Common Stock owned by such Shareholder by the "Exchange Ratio" determined as follows: divide (i) Seventy Million Dollars ($70,000,000), plus (ii) the amount that would be required to be paid upon the exercise of all then outstanding options to purchase Atlas Common Stock, whether or not currently exercisable, plus or minus (iii) the adjustment required pursuant to
Section 6.8 hereof (the combination of (i), (ii) and (iii) being referred to herein as the "Equity Consideration"), by the Index Price (as hereinafter defined) and divide the quotient by the sum of the number of shares of Atlas Common Stock that are issued and outstanding immediately prior to the Merger plus the number of shares of Atlas Common Stock subject to outstanding options, whether or not currently exercisable, immediately prior to the Merger. As used in this Agreement, the term "Index Price" shall mean $24.025, which was the average of the closing prices per share of RAI Common Stock as quoted on the National Association of Securities Dealers, Inc. National Market System ("NASDAQNMS") for the ten (10) consecutive trading days up to and including June 22, 1998. Any shares of Atlas Common Stock owned by Atlas shall be cancelled and retired upon the Effective Date and no consideration shall be issued in exchange therefor.

                  By way of example, if, immediately prior to the Merger the number of outstanding shares of Atlas Common Stock is 280,430, the number of shares of Atlas Common Stock into which options are convertible is 10,752, the amount that would be required to convert all of the options into Atlas Common Stock is $10,752, the aggregate amount of the items set forth in clause (i) of
Section 6.8 is $25,000,000, the reduction required by clause (ii) of Section 6.8 is zero and the Index Price is $24,025, the Exchange Ratio would be:

       $70,000,000 - $25,000,000 - 0 + $10,752
       ---------------------------------------
       280,430 + 10,752                           =
       ----------------
           $24.025

       $45,010,752
           291,182 = 154.5794 = 6.4341
           -------   --------
           $24.025   $ 24.025

On those facts, each Shareholder would be entitled to 6.4341 shares of RAI Common Stock for each share of Atlas Common Stock owned by him, and each holder of options to acquire shares of Atlas Common Stock would be entitled to options to acquire that number of RAI Common Stock equal to 6.4341 times the number of shares of Atlas Common Stock for which he held options at an exercise price of $0.15542 per share of RAI Common Stock. The aggregate number of RAI shares issuable upon the merger would be 1,804,315 (subject to reduction due to fractional shares not being issued), and an additional 69,179 (subject to reduction due to fractional shares not being issued) shares would be issuable upon exercise of the options.

                  Subsequent to the Effective Date, certain former Shareholders of Atlas who are officers, directors or employees of the Continuing Corporation will have the right to exchange, within five (5) business days of the Effective Date, shares of RAI Common Stock received in the Merger for up to Five Million Dollars ($5,000,000) of cash from RAI. The list of persons entitled to such exchange option shall be determined by Atlas management prior to the

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Effective Date, provided that no single individual shall be allocated more than
Three Million Dollars ($3,000,000) of such cash amounts. Such exchange will be made at the Index Price.

         3.4 Shareholder Rights; Stock Transfers. On the Effective Date, the Shareholders shall cease to be, and shall have no rights as, shareholders of Atlas, other than to receive the Merger consideration provided under Sections
3.3 above and 3.5 below. After the Effective Date, there shall be no transfers on the stock transfer books of Atlas or AAI of the shares of Atlas Common Stock which were issued and outstanding immediately prior to the Effective Date.

         3.5 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of RAI Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, RAI shall pay to each Shareholder, if such Shareholder would otherwise be entitled to a fractional share, an amount in cash determined by multiplying such fractional share by the Index Price.

         3.6 Exchange Procedures. As promptly as practicable after the Effective Date, RAI shall send or cause to be sent to each Shareholder transmittal materials for use in exchanging such certificates of Atlas Common Stock for the consideration set forth in Sections 3.3 and 3.5 above. Any fractional share check which a Shareholder shall be entitled to receive in exchange for such Shareholder's shares of Atlas Common Stock, and any dividends paid on any shares of RAI Common Stock that a Shareholder shall be entitled to receive prior to the delivery to American Stock Transfer & Trust Company (the "Exchange Agent") of certificates representing all of such Shareholder's shares of Atlas Common Stock, will be delivered to such Shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to RAI and the Exchange Agent, in their judgment, if any of the certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends which any Shareholder shall be entitled to receive. After the Effective Date, to the extent permitted by law, each Shareholder shall be entitled to vote at any meeting of holders of RAI Common Stock that number of whole shares of RAI Common Stock into which such Shareholder's shares of Atlas Common Stock are converted, regardless of whether such Shareholder has exchanged such Shareholder's certificates representing Atlas Common Stock for certificates representing RAI Common Stock in accordance with the provisions of this Agreement.

         3.7 Options. Any valid option to purchase shares of Atlas Common Stock (an "Atlas Option"), outstanding and unexercised immediately prior to the Merger, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into an option to purchase that number of shares of RAI Common Stock as shall equal the Exchange Ratio multiplied by that number of shares of Atlas Common Stock which such Atlas Option entitled the holder thereof to purchase, at an exercise price equal to the exercise price per share of the Atlas Option divided by the Exchange Ratio (hereinafter collectively referred to as the "RAI Options"). No fractional shares of RAI Common Stock, and no certificate or scrip therefor, or other evidence of ownership thereof, will be issued upon the exercise of any RAI Option; instead, RAI shall pay to the holder of an exercised RAI Option, if he would otherwise be entitled to a fractional share, an amount in cash determined by multiplying such fractional share by the closing price per share of RAI Common Stock as quoted on the NASDAQNMS on the day of the exercise of the RAI Option. The maximum number of shares of Atlas Common Stock which are issuable upon exercise of the Atlas Options, as of the date hereof, is set forth on
Schedule 4.2 hereto.

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         3.8 Anti-Dilution Provisions. In the event RAI changes the number of shares of RAI Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding RAI Common Stock, and the record date therefor shall be prior to the Effective Date, the Index Price shall be proportionately adjusted.

         3.9 Stock Received. The shares of RAI Common Stock received by the Shareholders shall be duly authorized, validly issued, fully paid and nonassessable and shall be legended and restricted as set forth in Section 4.28 hereof.

         3.10 Tax-Free Reorganization. The parties intend that the Merger qualify as a reorganization under Section 368(a)(2)(D) of the Internal Revenue code of 1986, as amended (the "Code") and the regulations promulgated thereunder, and that the transfer of shares of Atlas Common Stock and the Atlas Options in exchange for shares of RAI Common Stock and RAI Options qualify as tax-free. The parties acknowledge that each is relying on its own counsel in evaluating the tax consequences of the Merger. RAI, AAI and the Continuing Corporation covenant that they will comply with the requirements of Treas. Reg. ss.1.368-3.

         3.11     Incentive Payment.

                  (a) Incentive payment ("Incentive Payment") is payable hereunder, subject to a maximum total amount of Fifteen Million Dollars ($15,000,000).

                  (b) Incentive Payment will be available to persons who are selling shareholders of Atlas who will also be employees of the Continuing Corporation.

                  (c) The percentage interest of each participant eligible for a portion of Incentive Payment will be determined by the Board of Directors of the Continuing Corporation promptly after the Closing Date.

                  (d) Incentive Payment will be due sixty days after the closing of RAI's fiscal year ending September 30, 2003 (or, if RAI's fiscal year shall change, the fiscal year ending after April 1, 2003 and on or before March 31,
2004). It will be payable, at RAI's option, in either cash or common stock of RAI (or any successor thereto). If paid in common stock, and RAI (or any successor thereto) has its stock traded on a public exchange, such stock will be valued at the average closing price of the common stock of RAI (or any successor thereto) for the ten trading days up to and including the last day of such fiscal year. If RAI (or any successor thereto) does not have its stock traded on a public exchange, such stock will be valued at net book value as of the last day of the immediately preceding calendar year.

                  (e) Incentive Payment will be equal to ten percent (10%) of the Continuing Corporation's earnings (before taxes but after all other items including interest, depreciation and amortization) in excess of a fifteen percent (15%) annualized (but not compounded) return on "RAI's Consideration." The term "RAI's Consideration" shall mean $70,000,000, adjusted from time to time to include consideration for any subsequent energy acquisitions, if any, (including the acquisition of Resource Energy, Inc., which shall be treated for the purpose of this paragraph as having been acquired at its book value regardless of the form of the transaction or the consideration recited in the transaction documents) by the Continuing Corporation. By way of example, if the measuring period is exactly five years, RAI's

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consideration is $70,000,000 throughout the first year, and $100,000,000 for the remaining four years, and the aggregate earnings before taxes for the five years are $200,000,000 the Incentive Payment would be $12,950,000, calculated as follows: (i) 15% on $70,000,000 = $10,500,000 and (ii) 15% on $100,000,000 =
$15,000,000 for each of four years, so the threshold is $70,500,000. Ten percent of the excess of $200,000,000 over $70,500,000, or $129,500,000, is $12,950,000.
If, with RAI's Consideration unchanged, the earnings before taxes has been $220,500,000 or more, the Incentive Payment would be $15,000,000.

                  (f) An individual's percentage interest in the Incentive Payment will be available only to individuals who remain employed by the Continuing Corporation for at least three years from the Effective Date, unless such individual's employment is terminated by the Continuing Corporation other than for cause. An eligible individual's share of the Incentive Payment will be the total Incentive Payment (subject to the maximum amount set forth above) multiplied by such individual percentage interest and multiplied by a fraction, the numerator of which is the number of whole months the individual was employed by the Continuing Corporation from the Effective Date to the close of the fiscal year used to determine the Incentive Payment and the denominator of which shall be the total number of whole months in such period.

                                    ARTICLE 4

          REPRESENTATIONS AND WARRANTIES OF ATLAS AND THE SHAREHOLDERS

         Atlas and the Principal Shareholders hereby represent and warrant to RAI and AAI as follows:

         4.1 Organization and Good Standing. Atlas and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has full corporate power and authority to carry on its business as it is now being conducted. Atlas and each of its Subsidiaries is qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified would not have a significant adverse effect.

         4.2 Capitalization. The authorized capital stock of Atlas consists of 2,000,000 shares of common stock no par value (the "Atlas Common Stock"), of which 280,430 shares are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Atlas Common Stock have been validly issued and are fully paid and nonassessable. Except as described in Schedule 4.2, (i) no shares of Atlas Common Stock are held in treasury, (ii) there are no other issued or outstanding equity securities of Atlas and (iii) there are no other issued or outstanding securities of Atlas convertible at any time into equity securities of Atlas. Except for outstanding stock options described in
Schedule 4.2, Atlas is not subject to any commitment or obligation that would require the issuance or sale of additional shares of Atlas Common Stock at any time under options, rights, warrants or any other obligations that require Atlas to purchase or redeem any Atlas Common Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for any capital stock or other ownership right in Atlas.

         4.3 Subsidiaries. Each of the Subsidiaries (direct and indirect) of Atlas is listed on Schedule 4.3. All of the outstanding shares of capital stock of each of Atlas's Subsidiaries

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are duly authorized, validly issued, fully paid and nonassessable and are owned of record by Atlas and certain of its wholly-owned Subsidiaries. There are no existing options, warrants, calls, commitments or agreements obligating any Subsidiary to issue shares of capital stock of any Subsidiary to any person or that require any of the Subsidiaries to purchase or redeem any common stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for any capital stock or other ownership right in any Subsidiaries. Except for the capital stock of Atlas's Subsidiaries and except as set forth on
Schedule 4.3, neither Atlas nor its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

         4.4      Authority; No Conflicts.

                  4.4.1 Atlas has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Atlas, subject only to the approval of this Agreement and the Merger by the Shareholders. Pursuant to Section 6.1, the Principal Shareholders who own approximately 99.1% of its Atlas Common Stock have agreed to give their irrevocable proxies to RAI to vote in favor of the Merger; provided, however, that the Irrevocable Proxy to be delivered by the Trustee of The Atlas Energy Group, Inc. Employee Stock Ownership Plan (the "ESOP") shall be for that number of shares of Atlas Common Stock which the Trustee has been instructed by plan participants and the ESOP Committee to vote in favor of the Merger. This Agreement has been duly executed and delivered by Atlas and, assuming the due authorization, execution and delivery by RAI and AAI, constitutes the valid and binding obligation of Atlas, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies.

                  4.4.2 Except as described in Schedule 4.4, the execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Atlas, or (ii) result in any violation or breach of, or constitute a default under, the terms, conditions or provisions of any agreement, indenture, mortgage or instrument to which Atlas or any of its Subsidiaries is a party or to which its property is subject, or (iii) subject to obtaining the approval of the Shareholders of the Merger and compliance with the requirements of Section 4.5 below, conflict with or result in any violation of any judgment, order, decree, statute or law applicable to Atlas or any of its Subsidiaries or any of its or their properties or assets.

         4.5 Consents. Except (i) as set forth on Schedule 4.5 hereto or (ii) for filings pursuant to the H-S-R Act (to the extent necessary), no filing, consent, approval or authorization of any governmental authority or of any third party on the part of the Companies is required in connection with the execution and delivery of this Agreement by Atlas or the consummation of any of the transactions contemplated hereby.

         4.6 Title to Assets Generally. Subject to Section 4.7 and except for Permitted Encumbrances and as set forth on Schedule 4.6, the Companies have good, marketable and valid title in and to all of the assets purported to be owned (but not leased) by each of them

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and reflected in the Companies' Financial Statements (as defined below), free and clear of any mortgage, conditional sale agreement, security interest, lease, pledge, hypothecation, lien or other encumbrance.

         4.7 Ownership and Title to Oil and Gas Properties. Subject to the terms and provisions of the Leases, agreements relating to the partnerships, joint ventures and other entities (the "Partnerships") set forth on Schedule 4.3, and assignments and farmout, operating, marketing, transportation and other agreements relating to the Leases and the Wells and except for Permitted Encumbrances and except as set forth on Schedule 4.6:

                  4.7.1 The Companies, either directly or indirectly through the Partnerships, have good and marketable title to the net revenue interests in the oil and gas wells set forth on Schedule 4.7 (the "Wells"), and the undeveloped portions of the oil and gas leases set forth on Schedule 4.7 (the "Leases"), and the pooled units, drilling units or proration units relating thereto (the "Subject Interests"), free and clear of any claims by any person claiming by, through or under the Companies, but not otherwise, and the Companies have not created any liens, claims, security interests and encumbrances with respect to the Subject Interests. None of the Companies is in default in any material respect with any Lease or agreement related to the Subject Interests, nor has any event occurred which, with the passage of time or giving of notice or both, would constitute such a default.

                  4.7.2 The Companies' title to the Subject Interests (a) entitles the Companies to receive not less than the net revenue interests for all oil and gas produced, saved and marketed from or attributable to the Wells as set forth on Schedule 4.7, and (b) obligates the Companies to bear the costs and expenses relating to the maintenance, development and operation of the Wells in an amount not greater than the working interests of the Companies for the Wells as set forth on Schedule 4.7 unless the Companies' net revenue interest therein is proportionately increased.

         4.8 Condition of Assets. All of the assets (whether real or personal, owned or leased) used by the Companies in their business have been maintained in accordance with normal equipment maintenance practices and are in normal operating condition, having due regard to the age and use to which such equipment has been put, and such assets and their uses conform in all material respects to all applicable laws.

         4.9 Accounts Receivable. The accounts receivable reflected on the books of the Companies as of the Closing Date (less an allowance for doubtful accounts of Three Hundred Ninety-Six Thousand ($396,000) for all such receivables) will be fully collectible in accordance with their terms or, if already due, within ninety (90) days after the Closing Date in the ordinary course of business using reasonable business methods in light of the nature of the business. Any receivable due to any of the Companies, from any Shareholder or employee of any of the Companies, shall be paid in full in cash on or prior to the Closing Date.

         4.10 Accounts Payable. The accounts payable reflected on the books of the Companies as of the Closing Date reflect normal and ordinary payables incurred in the ordinary course of business which have accrued in a manner fully consistent with the Companies' past business practices. Any payable due from the Companies to any Shareholder or employee of any of the Companies shall be waived or paid prior to the Closing Date.

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         4.11 Inventories. All of the items comprising inventory of the
Companies which were reflected in the inventory accounts on the Companies' Financial Statements were, as of the date thereof, and will be at the Closing Date, not obsolete and, based upon past practices, capable of being sold, used or consumed by the Companies in the ordinary course of business as heretofore conducted.

         4.12 Insurance. Attached hereto as Schedule 4.12 is a list and an accurate description of all policies of insurance that are held or maintained by or for the benefit of the Companies as of the date hereof (including policy numbers, nature of coverage, limits, deductibles, carriers, premiums and effective and termination dates). The Companies have complied with each of such policies and have not failed to give any notice or present any known claim thereunder. The Companies have not received, and no event or omission within the control of the Companies has occurred which may cause any of them to receive, notice that any such policies will be canceled or will be reduced in amount or scope. True and complete copies of all such policies have been delivered to AAI.

         4.13 Employee Agreements. Attached hereto as Schedule 4.13 and Schedule
4.15 is a true, correct and complete list of all employee benefit plans, contracts and arrangements, oral or written, including, but not limited to, union contracts, employee benefit plans and severance plans, whereunder the Companies have any obligation (other than the obligation to make current wage or salary payments terminable on notice of 30 days or less or normal policies concerning holidays, vacations and salary continuation during short absence for illness or other reasons) to or on behalf of their officers, employees or their beneficiaries or whereunder any of such persons owes money to any of the Companies.

         4.14 Employee Relations. The Companies have not engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business. The Companies have complied in all material respects with all applicable laws, rules and regulations relating to wages, hours and collective bargaining and have withheld all amounts required to be withheld from the wages or salaries of employees, None of the Companies is a party to or, to the best of the knowledge of Atlas, threatened with, or in danger of being a party to, any labor dispute which would materially interfere with the conduct of their businesses. Set forth on Schedule 4.14 and Schedule
4.15 hereto is the name of, and total annual compensation (including bonuses) paid by the Companies to current, active employees during the year ended December 31, 1997 and the annual compensation payable for 1998.

         4.15 Benefit Plans. Schedule 4.15 contains a list of any "employee pension benefit plan" or "employee welfare benefit plan" within the meaning of Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") established or maintained by the Companies to which the any of the Companies has made any contributions in 1996 or 1997 (collectively the "Employee Benefit Plans"). None of the Companies is required, or was required within the immediately preceding five years, to make any contribution to any "multiemployer plan" within the meaning of Section 3(7) of ERISA. None of the Companies has any unpaid liability in respect of any employee pension benefit plans established or maintained and to which contributions are or were made by it to the Pension Benefit Guaranty Corporation ("PBGC").

                  Schedule 4.15 also lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment not required under the preceding paragraph to be listed on Schedule 4.15 (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by any of the Companies.

                  Except as set forth on Schedule 4.15, (a) no employee pension benefit plan maintained or contributed to by any of the Companies or in respect of which any of the Companies is considered an "employer" under Section 414 of the Code, (i) has incurred any "accumulated funding deficiency," as defined in
Section 412 of the Code (whether or not waived), or (ii) has incurred any liability to the PBGC, and (b) none of the Companies has breached any of the responsibilities, obligations or duties imposed on it by ERISA or the Code with respect to any employee pension benefit plan or employee welfare benefit plan maintained by it, which breach has given rise to, or may in the future give rise to, an obligation to pay money, including the obligation to make any required contribution to any employee pension benefit plan for any plan year ending prior to the Closing Date. There is no contribution due for any pension plan for the year in which the Closing occurs. Except as set forth on Schedule 4.15, none of the Companies or any of their affiliates or any "party in interest," as defined in Section 3(14) of ERISA, in respect of any such plan has engaged in any non-exempted prohibited transaction described in Sections 406 and 408 of ERISA or Section 4975 of the Code which would have a significant adverse effect. Except as set forth on Schedule 4.15, no reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any employee pension benefit plan maintained or contributed to by any of the Companies or in respect of which any of the Companies is an employer under Section 414 of the Code; and none of such plans has been terminated by the plan administrator thereof or by the PBGC. None of the Companies has incurred any unpaid liability for any pension plan covered under ERISA.

                  Except as set forth on Schedule 4.15, with respect to any employee pension benefit plan or employee welfare benefit plan maintained by any of the Companies, no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of the plan (other than the routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the plan, any of the Companies, or fiduciary (as defined in ERISA ss.3(21)) of the plan (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under the plan), and Atlas has no knowledge of any facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other manner of litigation, or claim.

                  None of the Companies has communicated to any Employee any intention or commitment to modify any Employee Benefit Plan or to establish or implement any other employee or retiree benefit or compensation arrangement; provided, however, the Companies shall, prior to the Closing, communicate to its Employees the Companies' intention to freeze benefits under, and, eventually terminate its ESOP.

                  Except as disclosed in Schedule 4.15, none of the Companies
(i) maintains or contributes to any Employee Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised, or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

                  The execution of, and the performance by the Companies of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Employee Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Companies to amend or terminate any Employee Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will or may be made by the Companies with respect to an Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

                  No Employee Benefit Plan nor Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

                  Except for the severance and short-term disability plans disclosed on Schedule 4.13, with respect to each Employee Benefit Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, all claims incurred (including claims incurred but not reported) by Employees thereunder for which the Companies are, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with an insurer pursuant to which the insurer bears the liability for such claims; or
(iii) will be reflected as a liability or accrued for on the financial statements of the Companies.

                  None of the Companies has any liability, contingent or otherwise, to, or with respect to any benefit plan (other than the Employee Benefit Plans and Employee Agreements that are completely and accurately listed on Schedule 4.15), which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, by any of the Companies.

                  The Companies have provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of
Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries).

                  Notwithstanding the disclosure on Schedule 4.15, Atlas and the Principal Shareholders acknowledge and agree that the cost or expense associated with the exceptions noted on Schedule 4.15 (but without reference to Schedule 4.13), if any, shall be considered as a "Loss" or "Expense" for purposes of
Section 10.2 hereof.

         4.16 Conflicts; Sensitive Payments. There are (a) no material situations involving the interests of any of the Shareholders or any officer or director of Atlas which may be generally characterized as a "conflict of interest," including but not limited to, the leasing of property to or from Atlas or significant direct or indirect interests in the business of competitors, suppliers or customers of Atlas, except as set forth on Schedule 4.16; and (b) no situations involving illegal payments or payments of doubtful legality from corporate funds of Atlas since January 1, 1993 to governmental officials or others which may be generally characterized as a "sensitive payment."

         4.17 Discrimination, Occupational Safety and Other Statutes and Regulations. No persons or parties (including but not limited to, governmental agencies of any kind) have asserted to Atlas any valid and enforceable claim, or any valid and enforceable action or proceeding against any of the Companies arising out of any breach or violation of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including without limitation, the Occupational Safety and Health Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, or the Age Discrimination in Employment Act of 1967).

         4.18 Patents, Trade Names, Trademarks. The term "Intellectual Property" includes all patents and patent applications, trade names, trademarks, tradename and trademark registrations (and pending applications therefor) and copyrights.
Schedule 4.18 is a list of all Intellectual Property owned or licensed by the Companies. Except as may be provided in any Contract (as defined below), the Companies have the right to use all of their Intellectual Property whenever employed by them in connection with their businesses.

         4.19 Financial Statements. Atlas has delivered to RAI audited financial statements of the Companies for the years ended July 31, 1995, 1996 and 1997 and unaudited financial statements for the nine months ended April 30, 1998 (collectively, the "Companies' Financial Statements"). The Companies' Financial Statements (i) are complete in all material respects as of the date and for the period above stated, (ii) are in accordance with the books and records of the Companies, (iii) have been prepared in accordance with GAAP consistently applied as of the dates and for the periods stated above, and (iv) fairly present the financial operations and changes in financial position for the periods indicated in accordance with GAAP consistently applied.

         4.20 Absence of Undisclosed Liabilities. Except to the extent disclosed, reflected or reserved against in the Companies' Financial Statements or in the notes or reports thereto, the Companies have no liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent or otherwise except those incurred since April 30, 1998 in the ordinary course of business and of a nature and in amounts consistent with past practice, except as disclosed on the Schedules hereto, including Schedule 4.20, and except for liabilities that may be incurred in connection with the redemption of certain shares of Atlas Common Stock of Charles T. Koval and Joseph R. Sadowski as described in Section 6.4.6.

         4.21 Taxes. The Companies have timely filed or will timely file all tax returns, schedules, declarations, and tax-related documents (collectively, "Returns") required to be filed in any jurisdictions to which the Companies are or have been subject, (ii) timely paid in full any interest and penalties with respect thereto, subject to audit by the taxing authorities of such jurisdictions, (iii) fully accrued on the Companies' books an amount sufficient to pay all taxes for any completed taxable period which is not yet due, (iv) made timely payments of the taxes required to be deducted and withheld from the wages paid to the Companies' employees, and (v) otherwise satisfied, in all material respects, all legal requirements applicable to each with respect to all aforementioned obligations to taxing jurisdictions. All tax returns filed or to be filed by the Companies correctly reflect in all material respects their income, are otherwise accurate and complete in all material respects and have not been amended. Atlas has no knowledge that an audit of any of the federal income tax returns of the Companies is in progress and no reason to believe that any such audit is contemplated. There are no other pending material questions relating to, or claims asserted for (or to the knowledge of Atlas any basis therefor), taxes or assessments of the Companies. For purposes of this Section, "tax" and "taxes" (when not modified by other words such as "income" or "franchise") shall include all income, gross receipts, franchise, single business excise, real and personal property, and other taxes imposed by any federal, state, municipal, local, or other governmental agency, including assessments in the nature of taxes.

         4.22 Litigation. Except as disclosed on Schedule 4.22, none of the Companies is engaged in or a party to, or has a reasonable basis to anticipate, any legal action, investigation, arbitration or other proceeding before any court, administrative agency or arbitrator relating to the businesses of the Companies. None of the Companies has been charged with, nor to the knowledge of Atlas is under investigation with respect to, and Atlas has no reasonable basis to anticipate any charge or investigation with respect to, any violation of any provisions of federal, state or other applicable law or administrative regulation. There is no litigation, proceeding or governmental investigation pending (or which Atlas has any reasonable basis to anticipate) which relates to any of the transactions contemplated by this Agreement.

                  Notwithstanding the disclosure on Schedule 4.22, Atlas and the Principal Shareholders acknowledge and agree that the cost or expense associated with the disclosed exceptions, if any, shall be considered as a "Loss" or "Expense" for purposes of Section 10.2 hereof, provided, however, that any net recoveries with respect to any matter disclosed on Schedule 4.22 shall serve as an offset to any Loss or Expense relating to any other matter disclosed on
Schedule 4.22.

         4.23 Absence of Material Adverse Changes. Except as set forth on
Schedule 4.23, since April 30, 1998, there has been no material adverse change in or to the business of the Companies or to the operations, earnings, marketing or sales efforts, liabilities, balance sheet or relationship with suppliers, distributors or customers of the Companies. Atlas has no reasonable basis to anticipate that any material adverse change will occur to the oil and gas syndication business of the Companies in the foreseeable future.

         4.24 Contracts. Except for contracts and commitments (i) which are terminable, without penalty payable by the Companies, at will or upon no more than thirty (30) days' notice or (ii) which require expenditures by the Companies of no more than Twenty-Five Thousand Dollars ($25,000) in any fiscal year of Atlas or (iii) which relate to "spot" sales or purchases of oil and gas, all material contracts and commitments (the "Contracts") to which the Companies are parties are disclosed on the Schedules hereto, including Schedule 4.24, and the Companies' Financial Statements, and copies of the Contracts have been provided or made available to RAI. Each of the Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms except as enforcement of the Contracts may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies. There is no material default with respect to any such Contract. There are no Contracts outside of the ordinary course of business as conducted by the Companies, whether written or oral, that have been entered into by any of the Companies and which have not been disclosed to RAI.

         4.25 Product Liability and Workers' Compensation Claims. Atlas has no notice or knowledge of any outstanding uninsured claims against the Companies with respect to (i) product liability and/or (ii) workers' compensation.

         4.26 No Violation of Environmental Laws. The businesses of the Companies as currently being conducted directly by them do not violate any applicable law or regulation relating to air, water, or noise pollution, or the production, storage, labeling or disposition of wastes or hazardous or toxic substances. Without limiting the generality of the foregoing, the Companies have either themselves directly transported and/or disposed of effluent chemical, waste, sewage and other waste materials in accordance with all applicable federal, state and local environmental laws and regulations or have utilized disposal and treatment contractors and facilities permitted or authorized to handle such substances by the government agency with jurisdiction thereof. No wastes generated by the Companies during the Companies' period of ownership of the Subject Interests or other wells previously owned or operated by any of the Companies have ever been sent or are being sent, directly or indirectly, to any site listed on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or to any site listed on any other federal or state governmental list of hazardous substance sites requiring investigation or clean up. Except as set forth on Schedule 4.26, there are no underground tanks used to store any hazardous substance, petroleum or brine located upon the real property on which the Subject Interests are located or upon any other real estate owned or leased by the Companies, or in which the Companies hold an interest, in connection with the Subject Interests. Except as set forth on Schedule 4.26, no real estate or improvements owned or leased by the Companies, or in which the Companies hold an interest, in connection with the Subject Interests, or any ground water located thereunder, is contaminated with any chemical, petroleum product, toxic or hazardous waste or substances in quantities exceeding levels permitted applicable laws and regulations. Except as set forth on Schedule 4.26, no brine, hazardous, toxic or polluting substances have been released, discharged or disposed of on the real property on which the Subject Interests are located. The Companies have not received any notice, nor, except as set forth on Schedule 4.26, are they subject to any liability under RCRA, CERCLA, SARA, the Federal Safe Drinking Water Act, the Oil Pollution and Control Act, the Federal Clean Water Act or the Federal Clean Air Act, Pennsylvania environmental laws or any other law or regulation whether federal, state or local, nor, except as set forth on Schedule 4.26, subject to any material investigations, inspections or citations under any applicable laws, rules or regulations. Except as set forth on Schedule 4.26 the Companies have not received any notice of violation that is now pending and unresolved of any such applicable law, ordinance, regulation, order or requirement relating to the Subject Interest.

         4.27 Investment Programs - Compliance with Securities Laws. Each of the investment programs offered or sponsored by Atlas, or of which Atlas is an affiliate, is set forth on Schedule 4.27 (the "Programs"). The offering of interests in each of the Programs complied with all applicable federal and state securities laws in all material respects.

         4.28     Securities Laws.

                  (a) Each of the Principal Shareholders acknowledges receipt of copies of the 1997 Annual Report, the 1997 Form 10-K and the Form 10-Q for the calendar quarter ending December 31, 1997 and March 31, 1998 of RAI.

                  (b) Each Principal Shareholder acknowledges that any shares of RAI Common Stock received by him pursuant to this Agreement (the "Shares") will be delivered to him pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act") and may not be resold or otherwise transferred unless registered under the 1933 Act or unless an exemption from the registration requirements of the 1933 Act is available. Rule 144 under the 1933 Act permits sales or other transfer of unregistered securities by a holder after a period of one (1) year from the Effective Date, subject to compliance with restrictions regarding amounts which may be sold, the manner of sale and the other terms and conditions of Rule 144.

                  (c) Each Principal Shareholder acknowledges that:

                           (i) the Shares acquired by him will be for his own
account, for investment and without a view to the distribution or resale thereof;

                           (ii) he has had access to all information concerning
RAI, its business and the exchange transaction contemplated by this Agreement that he deems necessary to make the determination to acquire the Shares; he has had access to any additional information deemed necessary by him to verify the accuracy of any information given to him; and he has received all information which he has requested;

                           (iii) he has such knowledge and experience in
financial matters that he is capable of evaluating the risks of the Shares and making an informed business decision with respect thereto and/or has been advised by a person having such knowledge, experience and capability;

                           (iv) for a period of two years from the Effective
Date, RAI may instruct any transfer agent for its Common Stock not to permit transfer of the Shares to be made unless registered under the 1933 Act or unless an exemption from the registration requirements of the 1933 Act is available; and

                           (v) the certificates for the Shares will be legended
to reflect the restrictions on the transferability of the Shares.

         4.29     Rights of Way, Licenses and Permits.

                  The Companies have all easements or rights of ways and licenses, permits, qualifications, consents and other authorizations necessary for the lawful operation of the Companies' business, all of which are in full force and effect.

         4.30     Public Utility Status.

                  None of the Companies are currently or have been threatened to be deemed a public utility under applicable state or federal law including, without limitation, the Public Utility Holding Company Act of 1935, as amended.

         4.31     Gas Marketing/Trading.

                  Except as set forth on Schedule 4.31 hereto, the Companies have not received and do not expect to receive any prepayment for natural gas which would require delivery of the gas after the Effective Date. There are no refunds for overpayments of natural gas delivered to any customer prior to the Effective Date. The Companies have received no notice that there are imbalance-related penalties due or to be due or imposed or to be imposed by any utility delivering gas to any of the Companies' customers prior to the Effective Date. The net effect of the Companies' natural gas physical and financial trading positions with respect to the Companies' natural gas marketing business is now and will be, for any twelve-month period during the term of the Companies' existing contracts, positive and will not for any twelve-month period during the term of such contracts result in a gross margin loss to the Companies.

         4.32 No Brokers. Neither Atlas, nor anyone acting on its behalf, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, other than Atlas's engagement of Principal Financial Securities, Inc. as financial advisor to Atlas.

         4.33 No Omissions. None of the representations or warranties herein and none of the information contained in the Schedules referred to in this Article 4 is false or misleading in any material respect or, omits to state a fact necessary to make the statements herein or therein in the circumstances in which they were made not misleading in any material respect.

         4.34 Schedules and Exhibits. Any fact or item disclosed in any Schedule or Exhibit hereto shall be deemed to have been disclosed in all other Schedules or Exhibits requiring such disclosure and for purposes of all other representations and warranties made herein.

                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF RAI AND AAI

         RAI and AAI hereby jointly and severally represent and warrant to Atlas and the Shareholders as follows:

         5.1 Organization and Good Standing. Each of RAI and AAI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has full corporate power and authority to carry on its business as it is now being conducted. Each of RAI and AAI is qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified would not have a significant adverse effect.

         5.2 Execution and Effect of Agreement. Each of RAI and AAI has all requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of RAI and AAI. This Agreement has been duly executed and delivered by RAI and AAI and, assuming the due authorization, execution and delivery by Atlas, constitutes the legal, valid and binding obligation of RAI and AAI, enforceable against RAI and AAI in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (iii) the availability of injunctive and other equitable remedies.

         5.3 No Conflicts. Except as described in Schedule 5.3, the execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of RAI or AAI, or (ii) result in any violation or breach of, or constitute a default under, the terms, conditions or provisions of any agreement, indenture, mortgage or instrument to which RAI or AAI is a party or to which its property is subject, or (iii) subject to compliance with the requirements of Section 5.4 below, conflict with or result in any violation of any judgment, order, decree, statute or law applicable to RAI or AAI or any of its or their properties or assets.

         5.4 Consents. Except for filings pursuant to the H-S-R Act (to the extent necessary), no filing, consent, approval or authorization of any governmental authority or of any third party on the part of RAI or AAI is required in connection with the execution and delivery of this Agreement by RAI or AAI or the consummation of any of the transactions contemplated hereby.

         5.5 No Brokers. Neither RAI or AAI, nor anyone acting on their behalf, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         5.6 Absence of Material Adverse Change. Since March 31, 1998, there has been no material adverse change in or to the business of RAI or to the operations, earnings, marketing or sales efforts, liabilities, balance sheet or relationship with suppliers, distributors or customers of RAI.

                                    ARTICLE 6

                      ADDITIONAL COVENANTS AND UNDERTAKINGS

         6.1 Shareholder Approval. As soon as reasonably practicable following the date of this Agreement, Atlas shall take all action necessary, in accordance with the laws of the Commonwealth of Pennsylvania and its certificate of incorporation and bylaws, to call, give notice of and convene a meeting (the "Meeting") of the Shareholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable. The Board of Directors of Atlas shall, subject to its fiduciary duties, recommend that the Shareholders vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to the Shareholders in connection therewith. The Board of Directors of Atlas shall, subject to its fiduciary duties, use its reasonable best efforts to solicit and secure from the Shareholders such approval and adoption, which efforts include without limitation causing Atlas to solicit proxies therefor and to advise AAI upon its request from time to time as to the status of the vote then tabulated. Simultaneously with the execution of this Agreement, each of the Principal Shareholders will enter into an Irrevocable Proxy with RAI in the form of Exhibit "E."

         6.2 Further Assurances and Assistance. The parties agree that each will execute and deliver to the other any and all documents, in addition to those expressly provided for herein, that may be necessary or appropriate to implement the provisions of this Agreement, whether before, at or after the Closing. The parties agree to cooperate with each other to any extent reasonably required in order to accomplish fully the transactions herein contemplated.

         6.3      Access to Information.

                  6.3.1 Atlas from and after the date of this Agreement and until the Closing Date, shall give AAI and its employees and counsel full and complete access, upon reasonable notice during normal business hours, to all officers, employees, offices, independent contractors, business associates, brokerage and similar contacts, properties, agreements, records and affairs of the Companies or otherwise relating to the businesses of the Companies, will provide AAI with all regularly prepared financial statements of the Companies, and will provide copies of such information concerning the Companies and the businesses of the Companies as AAI may reasonably request; provided, however, that the foregoing shall not permit AAI or any agent thereof to (i) disrupt the businesses of the Companies or (ii) contact any employee of the Companies without providing reasonable prior notice to Atlas and allowing a representative of Atlas to be present.

                  6.3.2 To the extent not completed prior to the date of this Agreement, Atlas shall make a good faith effort to obtain for AAI, or AAI's authorized representatives, upon adequate notice to Atlas, physical access to the Companies' properties for the purpose of inspecting same. AAI recognizes that some of the properties are operated by parties other than the Companies and that Atlas's ability to obtain access to such properties, and the manner and extent of such access, is subject to the consent of such third parties. AAI agrees to comply fully with the rules, regulations and instructions issued by the Companies (and, where properties are operated by other parties, such other parties) regarding the actions of AAI while upon, entering or leaving the properties. If AAI exercises rights of access under this Section or otherwise, or conducts examinations or inspections under this Section or otherwise, then
(a) such access, examination and inspection shall be at AAI's sole risk, cost and expense and RAI and AAI waive and release all claims against the Companies (and their affiliates and the directors, officers, employees, attorneys, contractors and agents of the Companies and such affiliates) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) RAI and AAI shall indemnify, defend and hold harmless the Companies (and their affiliates and the officers, directors, employees, attorneys, contractors and agents of the Companies and such affiliates) from any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorney's fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with utilization of the foregoing rights of access. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

                  6.3.3 Confidentiality. All information provided to, or otherwise acquired by, RAI or AAI and its employees and counsel relating to the Companies and the transactions contemplated hereby shall be subject to the terms and provisions of that certain confidentiality agreement (the "Confidentiality Agreement") dated December 18, 1997 with RAI and shall be disposed of as provided in the Confidentiality Agreement if this Agreement is terminated pursuant to Article 9 hereof.

         6.4 Conduct of Business Prior to Closing. Except as contemplated by this Agreement, from and after the date hereof the businesses of the Companies shall be conducted in the ordinary course consistent with past practice. Except as contemplated by this Agreement or as consented to by AAI (which consent shall not unreasonably be withheld), from and after the date hereof Atlas shall act, and shall cause each of its Subsidiaries to act, as follows:

                  6.4.1 Without the approval of RAI, and only in accordance with GAAP,none of the Companies will adopt any material change in any method of accounting or accounting practice, except as required by GAAP;

                  6.4.2 None of the Companies will amend its charter or by-laws;

                  6.4.3 Except (i) for the sale of oil and gas, the use or disposition of inventory and the disposition of obsolete equipment, all in the ordinary course of business, or (ii) as set forth on Schedule 6.4 hereto, none of the Companies will sell, mortgage, pledge or otherwise dispose of any material assets or properties owned or used in the operation of its business or discontinue any business;

                  6.4.4 Subject to the provisions of Section 6.6 hereof, none of the Companies will merge or consolidate with, or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other business or entity;

                  6.4.5 Except in connection with the exercise of any outstanding stock options, rights and warrants described in Schedule 4.2, Atlas shall not, and shall not permit any of the

Subsidiaries to, issue, pledge or sell any shares of capital stock or any other securities of any of them or issue options, warrants or rights of any kind to acquire, or any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them, or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their securities, or make any other changes in their capital structures;

                  6.4.6 The Companies shall not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them provided, however, that Atlas may accelerate the redemption of shares of Atlas Common Stock owned by Charles T. Koval and Joseph R. Sadowski as authorized by the Board of Directors of Atlas on August 29, 1997. The promissory notes issued in that redemption, together with notes issued in a prior redemption of shares owned by Messrs. Koval and Sadowski, shall be paid in full at Closing, subject to the discount as permitted in those notes;

                  6.4.7 Atlas shall use its reasonable efforts to preserve intact the business organization of Atlas and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it and its Subsidiaries;

                  6.4.8 None of the Companies will incur, or agree to incur, any debt for borrowed money other than borrowings under the Companies' existing revolving credit facility;

                  6.4.9 The Companies shall not enter into any employment contracts with, increase the rate of compensation of (except in accordance with existing policy consistent with past practice), or pay or agree to pay any bonus to, any of their directors, officers or employees, except in accordance with plans or agreements existing, as set forth in Schedules 4.13 and 4.15, and as in effect on the date hereof;

                  6.4.10 Except as set forth on Schedule 6.4, Atlas shall not enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates (i) the vesting of exercise of any benefits payable thereunder, or (ii) the right to exercise any employee stock options outstanding; and

                  6.4.11 Atlas shall not, and shall not permit any of its Subsidiaries to, agree to take any of the foregoing actions.

         6.5 H-S-R Act. Each of RAI, AAI and Atlas shall, within ten (10) Business Days following the date hereof, file, if necessary, duly completed and executed Pre-Merger Notification and Report Forms as required under the H-S-R Act and shall otherwise use their respective best efforts (without requiring any of RAI, AAI or Atlas to incur material costs or expenses) to comply promptly with any requests made by the Federal Trade Commission or the Department of Justice pursuant to the H-S-R Act or the regulations promulgated thereunder. All filing fees and other payments in connection with the H-S-R Act shall be paid by AAI.

         6.6 Inquiries and Negotiations. Atlas shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore in respect of the acquisition of all or any substantial part of the business and properties of Atlas and its Subsidiaries, whether by sale of assets or shares of capital stock of Atlas, or by merger, consolidation, recapitalization, liquidation or similar transaction (each, an "Acquisition Transaction"). Atlas shall not, and shall not permit its officers, employees, representatives or agents to, directly or indirectly, (i) solicit or initiate discussions or negotiations with, or provide any non-public information to, any Person other than AAI or its affiliates concerning an Acquisition Transaction, or (ii) otherwise solicit, initiate or encourage inquiries or the submissions or any proposal contemplating an Acquisition Transaction. Atlas shall promptly communicate to AAI the terms of any inquiry or proposal which it may receive in respect of an Acquisition Transaction, or has received or solicited, directly or indirectly since June 1, 1998. Atlas's notification under this Section shall include the identity of the Person making such proposal or any other such information with respect thereto as AAI may reasonably request. Nothing contained in this Agreement shall be construed to prohibit Atlas from
(a) if advised in writing by counsel to be required by fiduciary obligations under applicable law, providing non-public information to, and participating in negotiations with, a Person who has made a bona fide offer to effect an Acquisition Transaction for a purchase price in excess of the Equity Consideration and (b) accepting an offer for an Acquisition Transaction which the Board of Directors of Atlas, on the advice in writing of its financial advisor, believes is more favorable to the Shareholders than the Merger contemplated hereby. If another offer is accepted pursuant to clause (b) above, Atlas shall immediately upon acceptance of such offer pay to RAI Seven Million Dollars ($7,000,000) as liquidated damages. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO RAI AND AAI OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT SEVEN MILLION DOLLARS ($7,000,000) IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

         6.7 Indemnification. For a period of two (2) years after the Effective Date, the Continuing Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law) each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Date, an officer or director of Atlas or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses (including without limitation counsel fees and expenses), settlement payments or liabilities arising out of, or in connection with, any claim, demand, action, suit, proceeding or investigations based (i) in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of Atlas or any of its Subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Date and whether or not asserted or claimed prior to or at or after the Effective

Date, except for claims, demands, actions, suits, proceedings or investigations
(a) based in whole or in part on, or arising in whole or in part out of, the breach of any representation, warranty or covenant set forth herein or the failure to disclose any information that Atlas has an obligation to disclose pursuant hereto, or (b) based on a claim alleging a wrongdoing by such Indemnified Person outside the scope of his employment with Atlas or any of its subsidiaries ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, any Related Agreement or the transactions contemplated hereby or thereby, in each case to the fullest extent required or permitted under applicable law or under the Continuing Corporation's certificate of incorporation or bylaws. Any determination required to be made with respect to whether an Indemnified Party is entitled to indemnification hereunder shall be made by independent counsel mutually acceptable to the Continuing Corporation and the Indemnified Party. The cost of such independent counsel shall be borne equally by the Continuing Corporation and the Indemnified Party. The Continuing Corporation's certificate of incorporation and bylaws shall not be amended in a manner that adversely affects the rights of any Indemnified Party thereunder or under this Section unless otherwise required by applicable law. Each Indemnified Party is intended to be a third party beneficiary of this Section and may specifically enforce its terms. This Section shall not limit or otherwise adversely affect any rights any Indemnified Party may have under any agreement with the Companies or under the Companies' certificates of incorporation or bylaws (but only to the extent disclosed in writing to AAI prior to the execution of this Agreement).

                  Any Indemnified Party wishing to claim indemnification hereunder, upon learning of any such claim, demand, action, suit, proceeding or investigation, shall promptly notify the Continuing Corporation thereof, but the failure to so notify shall not relieve the Continuing Corporation of any liability it may have hereunder to such Indemnified Party if such failure does not materially prejudice the Continuing Corporation. In the event of any such claim, demand, action, suit, proceeding or investigation, (i) the Continuing Corporation shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and the Continuing Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Continuing Corporation does not elect to assume such defense within a reasonable time, the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and the Continuing Corporation shall remain responsible for the reasonable fees and expenses of such counsel, provided, however, that the Continuing Corporation shall be obligated pursuant hereto to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, demand, action, suit, proceeding or investigation, unless such counsel is of the opinion that its representation of all Indemnified Parties is a conflict of interest, in which event each Indemnified Party may retain counsel satisfactory to such Indemnified Party and the Continuing Corporation shall remain responsible for the reasonable fees and expenses of each such counsel; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) the Continuing Corporation shall not be liable for any settlement effected by an Indemnified Party without the Continuing Corporation's prior written consent, not to be unreasonably withheld.

         6.8 Financial Statements. Atlas shall deliver prior to Closing to AAI unaudited financial statements of the Companies for the nine months ended April 30, 1998 (the "Interim Financial Statements"). The Interim Financial Statements shall (i) be complete in all material respects as of the date and for the period above stated, (ii) be in accordance with the books and records of the Companies,
(iii) have been prepared in accordance with the GAAP consistently applied as of the date and for the period stated above, and (iv) fairly present the financial operations and changes in financial position for the period indicated in accordance with GAAP consistently applied. In addition, Atlas shall deliver to AAI an audited balance sheet of the Companies as of June 30, 1998 ("June 30, 1998 Balance Sheet"), and a related audited statement of income and retained earnings of the Companies for the period from the close of the last fiscal year to June 30, 1998. Such audited financial statements shall be complete in all material respects, in accordance with the books and records of the Companies and shall fairly present the financial condition and results of operations of the Companies as of the date thereof and for the period then ended.

                  The Equity Consideration set forth in Section 3.3 hereof shall be adjusted as follows: (i) add the sum of any Long-Term Debt and Current Maturities of Long-Term Debt reflected on the June 30, 1998 Balance Sheet, the amounts payable to Charles T. Koval and Joseph R. Sadowski pursuant to the redemption permitted under Section 6.4.6 hereof, the unpaid fees and expenses of Principal Financial Securities, Inc. and Two Million Dollars ($2,000,000) to reflect the payments to be made as set forth in items 7 and 11 on Schedule 4.13 and subtract the resulting number from the Equity Consideration, (ii) and reduce (but not increase), the Equity Consideration by the amount, if any, by which Three Million Dollars ($3,000,000) exceeds the Working Capital as calculated from the June 30, 1998 Balance Sheet.

         6.9 Books and Records. Following the Closing, the Continuing Corporation shall permit the present directors and officers of Atlas (i) to have reasonable access to the books and records of the Continuing Corporation and those retained or maintained by the other Companies relating to the operation of their businesses prior to the Closing or after the Closing to the extent related to transactions or events occurring prior to the Closing and (ii) to have reasonable access to employees of the Continuing Corporation and the other Companies to obtain information relating to such matters. The Continuing Corporation shall maintain, or caused to be maintained, such books and records for a period of five (5) years following the Closing.

         6.10 Ongoing SEC Filings. RAI agrees to prepare and file on an ongoing basis, with the Securities and Exchange Commission ("SEC"), after the Merger Closing Date, such reports and documents to be filed by RAI as a registrant under the Securities Exchange Act of 1934, as amended (the "Exchange Act") pursuant to the Exchange Act and Rule 463 under the Exchange Act and agrees to file all other reports and documents, and to take or cause to be taken all other action (including the removal of any stock legends), to permit the Shareholders to dispose of their shares of RAI Common Stock under exemptions provided by Rule 144 of the SEC, and other available exemptions, from the registration provisions of the federal securities law.

         6.11     Piggyback Registration Right.

                  (a) If at any time after one year following the Effective Date and prior to two years following the Effective Date, RAI proposes to register RAI Common Stock under the Securities Act in connection with the public offering of such RAI Common Stock solely for cash (other than a registration relating solely to (i) the sale of securities to participants in an RAI stock option plan, stock purchase plan, savings or similar plan, (ii) the sale of securities as part of an acquisition, merger or exchange of stock or (iii) a registration on any form which does not include substantially the same information as would be included in a registration statement covering the sale of the Shares), RAI shall, at such time, promptly give the Shareholders written notice of such registration. Upon the written request of any such Shareholder given within twenty (20) days after mailing of such notice by RAI, RAI shall use its best efforts to cause to be registered under the Securities Act all of the Shares that each Shareholder (a "Participating Shareholder") has requested to be registered; provided that each Participating Shareholder shall furnish to RAI such information as shall be required to effect registration; and provided further that RAI shall have the right to postpone or withdraw any registration effected pursuant to this Section
6.11 (a) without obligation to any Shareholder.

                  (b) RAI is obligated to effect only two (2) such registrations under this Section 6.11.

                  (c) The Participating Shareholders shall bear an equitable portion of all expenses incurred in connection with any registration, filing or qualification of their Shares including, without limitation, all registration, filing, and qualification fees, printing and accounting fees relating or apportionable thereto, disbursements of counsel and underwriting discounts and commissions relating thereto.

                  (d) In connection with any underwritten offering, RAI shall not be required to include any of the Shares in such underwriting unless the Participating Shareholders accept the terms of the underwriting as agreed upon between RAI and the underwriters selected by RAI, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by RAI.

         6.12 Delay of Registration. No Shareholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of Section 6.11.

         6.13 Benefits of Continuing Employees. The present employees of the Companies who continue as employees of the Continuing Corporation shall be entitled to participate in all employee benefit plans offered generally by RAI to its employees. For purposes of determining the level of benefits to which the Companies' employees are entitled, and for purposes of determining the vesting of such benefits, all of the years of service of such employees while in the employ of the Companies shall be counted.

                                    ARTICLE 7

           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARTIES TO CLOSE

         7.1 Conditions Precedent to the Obligation of RAI and AAI. The obligation of RAI and AAI to consummate the Closing is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions precedent:

                  7.1.1 Atlas shall have complied in all material respects with its agreements and covenants contained herein to be performed at or prior to the Closing, and the representations and warranties of Atlas contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and RAI and AAI shall have received an officer's certificate of Atlas, dated as of the Closing Date, certifying as to the fulfillment of the condition set forth in this subsection.

                  7.1.2 No statute, rule or regulation, or order of any court or administrative agency shall be in effect which restrains or prohibits RAI or AAI from consummating the transactions contemplated hereby and no proceeding seeking such an order shall have been instituted or threatened.

                  7.1.3 RAI shall have completed, to its satisfaction, its due diligence review of AAI's syndication activities.

                  7.1.4 All applicable waiting periods under the H-S-R Act shall have expired or been terminated.

                  7.1.5 All consents identified on Schedule 4.5 shall have been received; provided, however, that obtaining the consent of PNC Bank shall not be a condition precedent to the obligation of RAI and AAI to consummate the Closing.

                  7.1.6 This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Atlas Common Stock.

                  7.1.7 Each of Charles T. Koval, James O'Mara, Bruce Wolf, J. Robert Gourlay, Bruce Bundy and Eric Koval shall have executed and delivered to the Continuing Corporation a Non-Competition and Confidentiality Agreement substantially in the form of Exhibits "C-1" (as to Charles T. Koval, James O'Mara and Bruce Wolf) and "C-2" (as to J. Robert Gourlay, Bruce Bundy and Eric Koval) hereto. The Non-Competition and Confidentiality Agreements for Messrs. Charles T. Koval, James O'Mara and Bruce Wolf shall be executed and delivered simultaneously with execution of this Agreement.

                  7.1.8 RAI and AAI shall have received an opinion of Atlas's counsel, dated as of the Closing Date, in substantially the form of Exhibit "D" hereto.

                  7.1.9 AAI and James O'Mara shall have entered into an Employment Agreement substantially in the form agreed to on the date hereof.

                  7.1.10 Each of the parties to the Escrow Agreement shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit "F".

         7.2 Conditions Precedent to the Obligation of Atlas. The obligation of Atlas to consummate the Closing is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions precedent:

                  7.2.1 Each of RAI and AAI shall have complied in all material respects with its agreements and covenants contained herein to be performed at or prior to the Closing, and the representations and warranties of RAI and AAI contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and Atlas shall have received officer's certificates of RAI and AAI, dated as of the Closing Date, certifying as to the fulfillment of the condition set forth in this subsection.

                  7.2.2 No statute, rule, or regulation or order of any court or administrative agency shall be in effect which restrains or prohibits Atlas from consummating the transactions contemplated hereby and no proceeding seeking such an order shall have been instituted or threatened.

                  7.2.3 All applicable waiting periods under the H-S-R Act shall have expired or been terminated.

                  7.2.4 Each of the parties to the Escrow Agreement shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit "F".


                                    ARTICLE 8

                                    EXPENSES

         Each party will pay its own fees, expenses, and disbursements and those of its counsel in connection with the subject matter of this Agreement (including the negotiations with respect hereto and the preparation of any documents) and all other costs and expenses incurred by it in the performance and compliance with all conditions and obligations to be performed by it pursuant to this Agreement or as contemplated hereby. The June 30, 1998 Balance Sheet and related statements of income and retained earnings shall reflect the accrual of any fees and expenses described in this Article 8 of the Company which the Principal Shareholders hereby represent and warrant shall not exceed Fifty Thousand Dollars ($50,000). The unpaid fees and expenses of Principal Financial Securities, Inc. shall be paid by Atlas on or prior to Closing.

                                    ARTICLE 9

                                   TERMINATION

         This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to Closing: (i) by mutual written consent of Atlas and AAI; (ii) by the Board of Directors of Atlas if the Board of Directors of Atlas shall have withdrawn or modified, in a manner adverse to RAI or AAI, its approval or recommendation of the Merger in order to approve an Acquisition Transaction with any third party, provided the payment required under Section 6.6 is made; or (iii) by any corporate party to this Agreement, upon written notice to the other parties, at any time after September 30, 1998 except that the right to terminate this Agreement pursuant to this Article 9 shall not be available to (A) Atlas, if the failure to consummate the Closing on or before such date was caused by or resulted from Atlas's failure to fulfill any of its obligations under this Agreement or, if any of its representations or warranties set forth herein were, when made, or at any time prior to the

Effective Date, incorrect in any material respect or (B) RAI or AAI, if the failure to consummate the Closing on or before such date was caused by or resulted from RAI's or AAI's failure to fulfill any of their obligations under this Agreement or if any of its representations or warranties set forth herein were, when made, or at any time prior to the Effective Date, incorrect in any material respect. Upon such termination, except as provided in Section 6.6 and the Confidentiality Agreement, all further obligations of the parties hereto shall become null and void and no party shall have any liability to any other party, unless the basis for such termination was the failure by such party to fulfill its covenants and agreements set forth herein or a breach in any material respect of its representations or warranties set forth herein.

                                   ARTICLE 10

              SURVIVAL OF OBLIGATIONS; INDEMNIFICATION; LEGAL FEES

         10.1     Survival of Obligations.

                  (a) All representations and warranties made herein by Atlas and the Principal Shareholders, and the obligations to be performed by them pursuant to the terms hereof, shall survive the Merger Closing Date and shall terminate two (2) years after the Closing; provided, that representations and warranties with respect to any dispute with the Internal Revenue Service or any state or local taxing authority shall terminate upon the earlier to occur of the following (x) such dispute's final resolution and the payment of all taxes, interest and penalties arising therefrom and (y) the expiration of the applicable statute of limitations.

                  (b) All representations and warranties made by RAI and AAI, and the obligations to be performed by them and the Continuing Corporation pursuant to the terms hereof, shall survive the Merger Closing Date and shall terminate two (2) years thereafter.

         10.2     Indemnification.

                  (a) If the Closing occurs, each Principal Shareholder agrees to indemnify and hold harmless RAI, AAI, the Continuing Corporation and their subsidiaries, affiliates, successors and assigns from and against any and all
(x) liabilities, losses, costs, deficiencies or damages and any and all amounts paid in settlement ("Loss") and (y) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense"), incurred by RAI or the Continuing Corporation, in investigating, preparing or defending against any litigation, commenced or threatened, or any claim asserted in good faith by any third party (in each case net of any insurance received by RAI or the Continuing Corporation) in connection with or arising from any breach of any warranty or the inaccuracy of any representation of Atlas or such Principal Shareholder contained in this Agreement or in any certificate signed and delivered by or on behalf of Atlas pursuant hereto.

                  (b) Each of RAI and the Continuing Corporation, jointly and severally, agrees to indemnify and hold harmless the Shareholders and their heirs, legal representatives, successors and assigns from and against any and all Loss and Expense incurred by any Shareholder in investigating, preparing or defending against any litigation, commenced or threatened, or any claim asserted in good faith by any third party (in each case net of any insurance received by such Shareholder) in connection with or arising from (i) any breach by RAI or AAI of any of their covenants in, or any failure of RAI or AAI to perform any of their obligations under, this Agreement or (ii) any breach of any warranty or the inaccuracy of any representation of RAI or AAI contained in this Agreement or in any certificate signed and delivered by or on behalf of RAI or AAI pursuant hereto.

                  (c) If a party incurring a Loss or Expense (an "Indemnified Person") has suffered or incurred any Loss or Expense, the Indemnified Person shall so notify the party responsible therefor (the "Indemnifying Person") promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which an Indemnified Person intends to claim any liability or expense as Loss or Expense under this
Section 10.2, such Indemnified Person shall promptly notify the Indemnifying Person of such action or suit. If notice has been given pursuant to this paragraph within the time periods set forth in Section 10.1, the Indemnifying Person shall remain responsible notwithstanding that the determination of the amount of Loss and Expense is not made until after such time periods. The Principal Shareholders hereby acknowledge that they have received notice of potential Loss or Expense arising from each of the matters disclosed on Schedule
4.15 and Schedule 4.22.

                  (d) An Indemnified Person shall have the right, but not the obligation, to participate at its own expense in the defense of any third party claim, action or suit with counsel of its own choosing, but the Indemnifying Person shall be entitled to control the defense unless the Indemnified Person has relieved the Indemnifying Person from liability with respect to the particular matter. In the event that the Indemnifying Person shall fail timely to defend, contest or otherwise protect against such claim, the Indemnified Person shall have the right, but not the obligation, to defend, contest or otherwise protect against the same or, on not less than thirty (30) days' written notice to the Indemnifying Person, make any compromise or settlement thereof, and such compromise or settlement shall be binding on the Indemnifying Person for purposes of indemnification under this Section 10.2 unless the Indemnifying Person objects thereto within the thirty (30) day period aforesaid.

                  (e) No Principal Shareholder shall be liable for any Loss or Expense in excess of the amount of his percentage as set forth in Exhibit "B-1" multiplied by the total Loss or Expense, and the Principal Shareholders shall have no obligation under this Section 10.2 until the aggregate Loss and Expense exceed Seven Hundred Fifty Thousand Dollars ($750,000) and then only to the extent of the excess over Two Hundred Fifty Thousand Dollars ($250,000).

                  (f) Except as set forth in paragraph (g) and the Escrow Agreement referred to therein, the Principal Shareholders' maximum aggregate liability for all Loss and Expense shall be Ten Million Dollars ($10,000,000), which amount will be reached when the total Loss and Expense equals or exceeds Ten Million Two Hundred Fifty Thousand Dollars ($10,250,000).

                  (g) As security for this indemnification, Ten Million Dollars ($10,000,000) worth of RAI Stock valued at the Index Price (which, based on the Index Price of $24.025 per share is Four Hundred Sixteen Thousand Two Hundred Thirty-three (416,233) shares) will be delivered directly by the Exchange Agent to the Escrow Agent pursuant to the Escrow Agreement that is set forth as Exhibit "F" hereto. Pursuant to the terms of the Escrow Agreement, all shares of RAI Common Stock held in escrow, together with the net cash proceeds of any permitted sale of such stock and certain interest and dividends (all such stock, proceeds, interest and dividends shall be referred to as the "Collateral") shall be available to reimburse an Indemnified Person without regard to the Ten Million Dollar ($10,000,000) limitation. An Indemnified Party shall look first to the Collateral before seeking recovery from a Principal Shareholder, but the Principal Shareholders shall be liable for Loss and Expense to the extent their liability for such Loss and Expense (subject to the limitation of paragraph (f)) exceeds the value of the Collateral at the time (and from time to time) that such Collateral is delivered from the Escrow Agent to the Indemnified Party.

                  (h) The intended effects of paragraph (e), (f) and (g) may be illustrated as follows: If RAI incurs a Loss of $500,000, no payment is required. If RAI incurs a subsequent Loss of $500,000 it would be entitled to $750,000 from the Escrow Account. Collateral of that value would be distributed to it. If RAI suffers an additional subsequent Loss of $10,000,000, RAI would be entitled to that amount if there is sufficient value of Collateral remaining. If there is not such value remaining, RAI would be entitled to all of the remaining Collateral and would be entitled to an additional amount from the Principal Shareholders equal to $9,250,000 ($10,000,000 less $750,000 previously received) less the value of the Collateral remaining. If there is any further Loss, RAI would be entitled to additional Collateral, if any, but there would be no additional claim against the Principal Shareholders.

                                   ARTICLE 11

                                     NOTICES

         All notices, requests, consents, payments, demands, and other communications required or contemplated under this Agreement shall be in writing and (a) personally delivered or sent via telecopy (receipt confirmed), or (b) sent by Federal Express or other reputable overnight delivery service (for next Business Day delivery), shipping prepaid, as follows:

            If to RAI or AAI to:

                     Resource America, Inc.
                     1521 Locust Street
                     Philadelphia, PA 19102
                     Attention:  Michael Staines
                             and Steven Kessler
                     Fax:     (215) 546-5388

            with a copy to:

                     Ledgewood Law Firm, P.C.
                     1521 Locust Street; Suite 800
                     Philadelphia, PA 19102
                     Attention:  Richard J. Abt, Esquire
                     Fax:  (215) 735-2513

            If to Atlas to:

                     The Atlas Group, Inc.
                     311 Rouser Road
                     Coraopolis, PA 15108
                     Attention:  James O'Mara, President
                     Fax:     (412) 262-2820

            with a copy to:

                     Donald P. Eriksen, Esquire
                     Tucker Arensberg, P.C.
                     1500 One PPG Place
                     Pittsburgh, PA 15222
                     Fax:  (412) 594-5619

or to such other Persons or addresses as any Person may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or confirmed telecopying, or, if sent by Federal Express or such other overnight delivery service, one Business Day after such sending.

                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1 Headings. The headings contained in this Agreement (including but not limited to the titles of the Schedules and Exhibits hereto) have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender when the context so requires.

         12.2 Schedules and Exhibits. All Schedules and Exhibits attached to this Agreement constitute an integral part of this Agreement as if fully rewritten herein.

         12.3 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. For the purpose of this paragraph, signatures transmitted by facsimile will be acceptable as originals.

         12.4 Entire Agreement. This Agreement, the Related Agreements, the Confidentiality Agreement and the documents to be delivered hereunder and thereunder constitute the entire understanding and agreement between the parties hereto concerning the subject matter hereof. All negotiations and writings among the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein or to be delivered hereunder.


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         12.5 Representations and Warranties. Except as specifically set forth herein or in any Schedule hereto or in any certificate signed and delivered pursuant hereto, no party has made, nor will be deemed to have made, any representation or warranty with respect to the transactions contemplated hereby and consummated hereunder.

                  THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN ANY SCHEDULE HERETO OR IN ANY CERTIFICATE SIGNED AND DELIVERED PURSUANT HERETO ARE EXCLUSIVE AND SUBJECT TO SECTION 4.33, ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND THE PARTIES EXPRESSLY DISCLAIM ANY AND ALL SUCH OTHER WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, ATLAS SHALL NOT BE DEEMED TO HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, OR RELATING TO THE TITLE, CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR ANY PURPOSE, WITH RESPECT TO THE COMPANIES OR THEIR ASSETS.

         12.6 Governing Law. This Agreement is to be delivered in and should be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws principles.

         12.7 Modification. This Agreement cannot be modified or amended except in writing signed by each of the parties hereto. After approval of the Merger by the stockholders of Atlas, no amendment may be made which decreases the Equity Consideration or otherwise materially adversely affects the stockholders of Atlas without the further approval of a majority of the votes cast by the stockholders of Atlas.

         12.8 Successors and Assigns. Neither this Agreement nor any of the rights and obligations hereunder shall be assigned, delegated, sold, transferred, sublicensed, or otherwise disposed of by operation of law or otherwise, without the prior written consent of each of the other parties hereto. In the event of such permitted assignment or other transfer, all of the rights, obligations, liabilities, and other terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the respective heirs, legal representatives, successors and assigns of the parties hereto, whether so expressed or not.

         12.9 Waiver. Any waiver of any provision hereof (or in any related document or instrument) shall not be effective unless made expressly and in a writing executed in the name of the party sought to be charged. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant, or condition, but the obligations of the parties with respect hereto shall continue in full force and effect.

         12.10 Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding, and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or

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unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provisions shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

         12.11 Announcements. From the date of this Agreement, all further public announcements relating to this Agreement or the transactions contemplated hereby will be made only as agreed upon jointly by the parties hereto, except that nothing herein shall prevent RAI from making any disclosure in connection with the transactions contemplated by this Agreement if required by applicable law or otherwise as a result of RAI being a public company, provided that prior notice of such disclosure is given to the Atlas.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

                                     Resource America, Inc.


                                     By:_____________________________

                                     Title:__________________________


                                     Atlas America, Inc.



                                     By:_____________________________

                                     Title:__________________________


                                     The Atlas Group, Inc.



                                     By:_____________________________

                                     Title:__________________________

                       [SIGNATURES CONTINUED ON NEXT PAGE]


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



                                      PRINCIPAL SHAREHOLDERS:

                                      ________________________________

                                      ________________________________

                                      ________________________________

                                      ________________________________

                                      ________________________________

                                      ________________________________

                                      ________________________________

                                      ________________________________

                                      ________________________________

                                      ________________________________




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



                                     ANNEX I

                                   DEFINITIONS

         As used in the attached Agreement and Plan of Merger, the following terms shall have the corresponding meaning set forth below:



         a. "Business Day" means any day on which banks in Philadelphia, Pennsylvania are open for business.

         b. "Companies" means Atlas and each of its Subsidiaries.

         c. "GAAP" means generally accepted accounting principles.

         d. "H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


         e. "Permitted Encumbrances" means (i) imperfections of title and encumbrances (including easements, rights-of-way and other similar rights) that are not material in character, amount or extent and do not materially detract from the value, or materially interfere with the use of, the interests subject thereto or otherwise materially impair the business or operations being conducted or proposed to be conducted thereon, (ii) operator's liens, and mechanic's, materialmen's, warehouseman's and other similar liens arising by operation of law, in the ordinary course of business and not delinquent and
(iii) contracts for the sale of oil and gas entered into in the ordinary course of business.

         f. "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government (or agency or political subdivision thereof).

         g. "Related Agreement" means any document delivered at the Closing and any contract which is to be entered into at the Closing or otherwise pursuant to this Agreement.

         h. "Subsidiary," as it relates to any Person, means a corporation of which such person or entity owns, directly or indirectly, more than 50% of the issued and outstanding common stock.

         i. "Working Capital" means current assets minus current liabilities. Current assets and current liabilities shall be determined by taking the amounts from the June 30, 1998 Balance Sheet and further adjusting those amounts as follows:

                  A.       Current assets shall be adjusted by adding:

                           1. The cash surrender value of executive life insurance [convert to cash].
                           2. The fair market value of stock investments in others [convert to cash].

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                           3.  The net increase in oil and gas assets since
                               12/31/97 attributable to acquisition and development of such properties since that date.

                           4. Accrued Revenue from partnership interest in wells receivables [net of taxes] (revenue currently recorded as received rather than accruing as earned).

                  B. Current liabilities shall be adjusted by subtracting:

                           1. The current portion of subordinated notes payable to stock holders.

                           2.  The current portion of bank debt.

                           3. Profit included in billings in excess of cost on uncompleted contracts [net of taxes] (based on percent of completed contract method for unfinished partnership wells).





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